Filed Pursuant to Rule 433

Registration Nos. 333-282133 and 333-282133-01

November 3, 2025

PRICING TERM SHEET

Novartis Capital Corporation

3.900% Notes due 2028

4.100% Notes due 2030

4.300% Notes due 2032

4.600% Notes due 2035

5.200% Notes due 2045

5.300% Notes due 2055

Floating Rate Notes due 2028

Fully and unconditionally guaranteed by

Novartis AG

3.900% Notes due 2028 (the “2028 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$700,000,000

Maturity Date:	November 5, 2028

Coupon:	3.900%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2026

Price to Public:	99.978%

Benchmark Treasury:	3.500% due October 15, 2028

Benchmark Treasury Price and Yield:	99-22 3/8 / 3.608%

Spread to Benchmark Treasury:	30 bps

Yield:	3.908%

Optional Redemption:	Prior to October 5, 2028 (the date that is one month prior to the scheduled maturity date of the 2028 Notes) (the “2028 Par Call Date”), we may redeem the 2028 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 5 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2028 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2028 Par Call Date we may redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2028 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2028 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

CUSIP:	66989HAX6

ISIN:	US66989HAX61

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

4.100% Notes due 2030 (the "2030 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,750,000,000

Maturity Date:	November 5, 2030

Coupon:	4.100%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2026

Price to Public:	99.700%

Benchmark Treasury:	3.625% due October 31, 2030

Benchmark Treasury Price and Yield:	99-18 3/4 / 3.717%

Spread to Benchmark Treasury:	45 bps

Yield:	4.167%

Optional Redemption:	Prior to October 5, 2030 (the date that is one month prior to the scheduled maturity date of the 2030 Notes) (the "2030 Par Call Date”), we may redeem the 2030 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on the 2030 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 7.5 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2030 Par Call Date we may redeem the 2030 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2030 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2030 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

CUSIP:	66989HAY4

ISIN:	US66989HAY45

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

4.300% Notes due 2032 (the “2032 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$925,000,000

Maturity Date:	November 5, 2032

Coupon:	4.300%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2026

Price to Public:	99.409%

Benchmark Treasury:	3.750% due October 31, 2032

Benchmark Treasury Price and Yield:	99-03 / 3.899%

Spread to Benchmark Treasury:	50 bps

Yield:	4.399%

Optional Redemption:	Prior to September 5, 2032 (the date that is two months prior to the scheduled maturity date of the 2032 Notes) (the "2032 Par Call Date”), we may redeem the 2032 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 7.5 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2032 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2032 Par Call Date we may redeem the 2032 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2032 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2032 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

CUSIP:	66989HAZ1

ISIN:	US66989HAZ10

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

4.600% Notes due 2035 (the “2035 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$925,000,000

Maturity Date:	November 5, 2035

Coupon:	4.600%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2026

Price to Public:	99.564%

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price and Yield:	101-05 / 4.105%

Spread to Benchmark Treasury:	55 bps

Yield:	4.655%

Optional Redemption:	Prior to August 5, 2035 (the date that is three months prior to the scheduled maturity date of the 2035 Notes) (the “2035 Par Call Date”), we may redeem the 2035 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Notes matured on the 2035 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2035 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2035 Par Call Date we may redeem the 2035 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2035 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2035 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

CUSIP:	66989HBA5

ISIN:	US66989HBA59

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

5.200% Notes due 2045 (the “2045 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$350,000,000

Maturity Date:	November 5, 2045

Coupon:	5.200%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2026

Price to Public:	99.889%

Benchmark Treasury:	4.875% due August 15, 2045

Benchmark Treasury Price and Yield:	102-24+ / 4.659%

Spread to Benchmark Treasury:	55 bps

Yield:	5.209%

Optional Redemption:	Prior to May 5, 2045 (the date that is six months prior to the scheduled maturity date of the 2045 Notes) (the “2045 Par Call Date”), we may redeem the 2045 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2045 Notes matured on the 2045 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2045 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2045 Par Call Date we may redeem the 2045 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2045 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2045 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2045 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

CUSIP:	66989HBB3

ISIN:	US66989HBB33

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

5.300% Notes due 2055 (the “2055 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$550,000,000

Maturity Date:	November 5, 2055

Coupon:	5.300%

Interest Payment Dates:	May 5 and November 5, commencing May 5, 2026

Price to Public:	99.464%

Benchmark Treasury:	4.750% due May 15, 2055

Benchmark Treasury Price and Yield:	101-00+ / 4.686%

Spread to Benchmark Treasury:	65 bps

Yield:	5.336%

Optional Redemption:	Prior to May 5, 2055 (the date that is six months prior to the scheduled maturity date of the 2055 Notes) (the “2055 Par Call Date”), we may redeem the 2055 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 Notes matured on the 2055 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2055 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2055 Par Call Date we may redeem the 2055 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2055 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the 2055 Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the 2055 Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

CUSIP:	66989HBC1

ISIN:	US66989HBC16

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

Floating Rate Notes due 2028 (the “Floating Rate Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$800,000,000

Maturity Date:	November 5, 2028

Interest Rate Basis:	Compounded SOFR

Spread to Compounded SOFR:	52 bps

Floating Rate Interest Payment Dates:	February 5, May 5, August 5 and November 5, of each year, commencing February 5, 2026

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on February 3, 2026, plus 0.52%.

Interest Determination Date:	The second U.S. Government Securities Business Day (as defined in the prospectus supplement) preceding each Floating Rate Interest Payment Date.

Initial Interest Period:	The period from and including November 5, 2025 to, but excluding the first Floating Rate Interest Payment Date.

Interest Period:	The period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date provided that the final Interest Period for the floating rate notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the floating rate notes to, but excluding, the maturity date.

Observation Period:	In respect of each Interest Period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date (as defined in the prospectus supplement) for such Interest Period (or in the final Interest Period, preceding the maturity date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the floating rate notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

Optional Redemption:	Not applicable.

Optional Redemption for Tax Reasons:	In the event of changes in withholding taxes applicable to payments under or with respect to the Floating Rate Notes or certain intercompany loans in Switzerland or another Relevant Taxing Jurisdiction (as defined and provided for in the prospectus supplement), the Issuer may redeem the Floating Rate Notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Payment of Additional Amounts:	In the event that the Issuer is required to withhold or deduct from payments on the Notes taxes imposed by Switzerland or another Relevant Taxing Jurisdiction, the Issuer will, subject to certain exceptions, pay such additional amounts as will result, after withholding or deduction of such taxes, in the receipt by the holders of the amounts that would have been received had no withholding or deduction been required. Notwithstanding the foregoing, the Issuer shall not be required to pay any additional amounts with respect to any withholding taxes imposed by the United States or by any political subdivision, territory or possession thereof.

Price to Public:	100.000%

CUSIP:	66989HBD9

ISIN:	US66989HBD98

Calculation Agent:	HSBC Bank USA, National Association

Trade Date:	November 3, 2025

Expected Settlement Date:*	November 5, 2025 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SG Americas Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC

* Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2028 Notes, the 2030 Notes, the 2032 Notes, the 2035 Notes, the 2045 Notes, the 2055 Notes or the Floating Rate Notes (collectively, the “Notes”) on the date hereof will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade such Notes on the date of pricing of the Notes sold in this offering should consult their own advisor.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322, HSBC Securities (USA) Inc. at +1-866-811-8049 or J.P. Morgan Securities LLC at +1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.